Exhibit 99.1

Vista Gold Corp. Appoints CIBC Capital Markets as Strategic Advisor

Denver, Colorado, March 17, 2022 – Vista Gold Corp. (NYSE American and TSX: VGZ) (“Vista” or the “Company”) today announced that CIBC Capital Markets (“CIBC”) has been appointed as its strategic advisor to lead a formal process to assist Vista in evaluating a broad range of alternatives to unlock the value of the Company’s 100% owned Mt Todd gold project (“Mt Todd” or the “Project”) and arranging an accretive transaction.

Frederick H. Earnest, President and Chief Executive Officer, commented, “We are focused on maximizing shareholder value through realization of the intrinsic value of the world-class Mt Todd project. We have advanced and de-risked Mt Todd through a disciplined and methodical process, including the recently completed Feasibility Study (“FS”), which affirms the strength of Mt Todd’s gold production capacity and ability to deliver robust economics with compelling cashflows over a 16-year mine life.” See Vista FS News Release and Mt Todd FS Webcast.

Highlights of the Mt Todd FS:

●	After-tax NPV5% of $999.5 million and IRR of 20.6% at a $1,600 gold price and a $0.71 Fx rate;
●	After-tax NPV5% of $1.5 billion and IRR of 26.7% at a $1,800 gold price and $0.71 Fx rate;
●	After-tax cash flow at a $1,800 gold price of $2.1 billion for years 1-7 of commercial operations; and
●	Average annual production of 479,000 ounces of gold during years 1-7 of commercial operations.

Note: All dollar amounts stated herein are in U.S. currency and are expressed as $ unless specified otherwise. All foreign exchange (“Fx”) rates are in U.S. dollars per Australian dollar.

Mr. Earnest concluded, “We believe the FS provides greater confidence with regards to project design, capital and cost estimates, while highlighting the Project’s nearly 20% increase in gold reserves and continued strong overall economics reflective of current market conditions. We have received all major environmental, operating and social approvals required for the development of Mt Todd. These achievements together with the size and location of the Project uniquely position Mt Todd as a very attractive, shovel-ready opportunity for a wide range of potential development scenarios. We are pleased to work with CIBC to identify and evaluate alternatives for the development Mt Todd. We plan to conduct a fulsome process and consider a broad range of development alternatives, with our primary focus on maximizing value for Vista shareholders.” See CEO Video.

Mt Todd Technical Report Filings

For further information on Mt Todd please refer to the technical report summary entitled “S-K 1300 Technical Report Summary – Mt Todd Gold Project – 50,000 tpd Feasibility Study – Northern Territory, Australia” with an effective date of December 31, 2021 and an issue date of February 9, 2022, available on EDGAR at www.sec.gov/edgar.shtml; or the technical report entitled “NI 43-101 Technical Report – Mt Todd Gold Project - 50,000 tpd Feasibility Study – Northern Territory, Australia” with an effective date of December 31, 2021 and an issue date of February 9, 2022,  available on SEDAR at www.sedar.com. Both reports may also be found on Vista’s website at www.vistagold.com.

The technical data and economic conclusions of these reports are identical, with minor differences between the reports resulting only from the respective disclosure requirements of S-K 1300 and NI 43-101.

John Rozelle, Vista’s Sr. Vice President, a Qualified Person as defined by 43-101, has approved this press release.

About Vista Gold Corp.

Vista is a gold project developer. The Company’s flagship asset is the Mt Todd gold project located in the Tier 1, mining friendly jurisdiction of Northern Territory, Australia. Situated approximately 250 km southeast of Darwin, Mt Todd is the largest undeveloped gold project in Australia. All major environmental and operating permits have now been approved. For further information, please contact Pamela Solly, Vice President of Investor Relations, at (720) 981-1185.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including our belief  that we are focused on maximizing shareholder value through recognition of the intrinsic value of Mt Todd; our belief that we have advanced and de-risked Mt Todd through a disciplined and methodical process, including the recently completed FS; our belief that the FS affirms the strength of Mt Todd’s gold production capacity and ability to deliver robust economics with compelling cashflows over a 16-year mine life; our belief that the FS provides greater confidence with regards to project designs, capital and cost estimates, while highlighting the Projects nearly 20% increase in gold reserves and continued strong overall economics reflective of current market conditions; our belief that the Project is uniquely positioned as a very attractive, shovel-ready opportunity for a wide range of potential development scenarios; and our belief that we will conduct a fulsome process and consider a broad range of development alternatives, with our primary focus on maximizing value for Vista shareholders are forward-looking statements and forward-looking information. The material factors and assumptions used to develop the forward-looking statements and forward-looking information contained in this press release include the following: there are no changes to laws or regulations impacting mine development or mining activities, our assumptions with respect to the current economic conditions, the price of gold and current market conditions. When used in this press release, the words “expect,” “intend,” “believe,” “may,” “will,” “if,” “anticipate,” and similar expressions are intended to identify forward-looking statements and forward-looking information. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such statements. Such factors include, among others, risks relating to political and economic instability; changes to laws or regulations impacting mine development or mining activities, uncertainty regarding current economic conditions, the price of gold and current market conditions; as well as those factors discussed under the headings “Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s latest Annual Report on Form 10-K as filed on February 24, 2022 and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. Except as required by law, we assume no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.